As filed with the Securities and Exchange Commission on September 19, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PROXIM CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2198231
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

935 Stewart Drive
Sunnyvale, California 94085
(Address of Principal Executive Offices) (Zip Code)

PROXIM CORPORATION 2001 STOCK BONUS PLAN FOR NON-OFFICER EMPLOYEES
OPTIONS ASSUMED FROM THE WIRELESSHOME CORPORATION 1998 STOCK OPTION PLAN
(Full Title of the Plans)

Jonathan N. Zakin
Chief Executive Officer
Proxim Corporation
935 Stewart Drive
Sunnyvale, California 94085
(Name and Address of Agent for Service)

(408) 731-2700
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Stephen W. Fackler
Simpson Thacher & Bartlett
3330 Hillview Avenue
Palo Alto, California 94303
(650) 251-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Fee(2)

Class A Common Stock, par value $ 0.01 per share, to be issued pursuant to the Proxim Corporation 2001 Stock Bonus Plan for Non-Officer Employees	139,000	$2.24	$311,360.00	$28.65

Class A Common Stock, par value $0.01 per share to be issued upon the exercise of options granted under the WirelessHome Corporation 1998 Stock Option Plan	244,868	$0.96	$235,073.28	$21.63

(1)    Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this registration statement is deemed to include additional shares of the Registrant’s common stock to be offered or sold pursuant to the antidilution provisions of each of the plans listed above.
(2)    Estimated solely for the purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended. As to the 139,000 shares being registered under the Proxim Corporation 2001 Stock Bonus Plan, such estimate is based upon the average of the high and low price per share of the Registrant’s common stock, as reported on the Nasdaq National Market on September 16, 2002, of $2.24. In the case of the 244,868 shares being registered to cover the consideration for the assumption by the Registrant of outstanding options granted under the WirelessHome Corporation 1998 Stock Option Plan, such estimate is based upon the actual exercise price of the options granted under the plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Document by Reference.

The following documents were filed with the Securities and Exchange Commission by the Registrant, formerly known as Western Multiplex Corporation, and its wholly-owned subsidiary, Proxim Wireless Networks, Inc., formerly known as Proxim, Inc. (“Proxim”) and are incorporated herein by reference:

(i)  The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001;

(ii)  Proxim’s Annual Report on Form 10-K for the year ended December 31, 2001;

(iii)  The Registrant’s Quarterly Report on Form 10-Q for the quarters ended March 29, 2002 and June 28, 2002;

(iv)  The Registrant’s Current Report on Form 8-K filed on January 18, 2002, February 28, 2002, March 5, 2002, March 8, 2002, March 26, 2002, March 28, 2002, June 19, 2002, and August 19, 2002; and on Form 8-K/A: filed on April 5, 2002 and May 30, 2002;

(v)  Proxim’s Current Report on Form 8-K filed on January 17, 2002 and February 14, 2002; and

(vi)  The description of the Registrant’s common stock, par value $.01 per share, set forth in the Registrant’s Registration Statement on Form 8-A filed on July 11, 2000 and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Our financial statements for the years ended December 31, 2001, 2000 and 1999 have been audited by Arthur Andersen LLP (“Andersen”), independent public accountants. Effective March 26, 2002, our Board of Directors engaged PricewaterhouseCoopers LLP as our independent auditors and dismissed Andersen. After reasonable efforts, we have been unable to obtain Andersen’s consent to the incorporation by reference into this registration statement of Andersen’s report with respect to our financial statements for the year ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act permits us to file this registration statement without Andersen’s written consent. The absence of Andersen’s consent may limit your recovery on certain claims. In particular, and without limitation, you will not be able to assert claims against Andersen under Section 11 of the Securities Act if this prospectus contains financial statements audited by Andersen that include an untrue statement of material fact or omit to state a material fact necessary to make other disclosure in those financial statements not misleading. In addition, the ability of Andersen to satisfy any claims (including claims arising from Andersen’s provision of auditing and other services to us) may be limited as a practical matter due to recent events regarding Andersen.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment to its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director’s fiduciary duty, except (1) for any breach of a director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemption, or (4) for any transaction from which a director derived an improper personal benefit.

Reference also is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation or other enterprise. The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses, including attorneys’ fees, which the officer or director actually and reasonably incurred.

The Amended and Restated Certificate of Incorporation of the Registrant provides for indemnification of officers and directors to the fullest extent permitted by applicable law.

In addition, the Registrant has also entered into employment agreements with some of its officers and directors which provide for their indemnification with respect to certain matters. The Registrant has purchased directors’ and officers’ liability insurance for all of its directors and executive officers.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 9.    Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement and any amendments thereto to be signed on its behalf by the undersigned, thereunto duly authorized, on September 19, 2002.

PROXIM CORPORATION

By:	/s/ KEITH E. GLOVER
Keith E. Glover Executive Vice President, Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 19, 2002:

Signature	Title

/s/ JONATHAN N. ZAKIN Jonathan N. Zakin	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ DAVID C. KING David C. King	President, Chief Operating Officer and Director

/s/ KEITH E. GLOVER Keith E. Glover	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Secretary

/S/ MICHAEL J. BOSKIN Michael J. Boskin	Director

/s/ MERLE GILMORE Merle Gilmore	Director

/S/ JEFFREY D. SAPER Jeffrey D. Saper	Director

/S/ KENNETH WESTRICK Kenneth Westrick	Director

/s/ JOSEPH R. WRIGHT, JR. Joseph R. Wright, Jr.	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1(1)	Form of the Registrant’s Class A Common Stock Certificate.

4.2(2)	Stockholders Agreement, dated as of October 31, 1999, among the Registrant, WMC Holding Corp., GTI Acquisition Corp. and Glenayre Technologies, Inc.

4.3(2)	Registration Rights Agreement, dated as of June 8, 2000, among the Registrant, Ripplewood Holdings L.L.C. and WMC Holding Corp.

4.4(3)	Stockholders Agreement, dated as of January 16, 2002, among Ripplewood Partners, L.P., Ripplewood Employee Co-Investment Fund, L.P., WMC Holding L.L.C. and the Registrant.

4.5(4)	Warrant to Purchase Common Stock of Proxim, Inc., issued to Intel Corporation on April 27, 1999.

4.6(4)	Investor Rights Agreement, dated as of April 27, 1999, between Proxim, Inc. and Intel Corporation.

4.7(4)	Warrant to Purchase Common Stock of Proxim, Inc. issued to Motorola Corporation on June 2, 1999.

4.8(4)	Investor Rights Agreement, dated as of June 2, 1999, between Proxim, Inc. and Motorola Corporation.

4.9(5)	Registration Rights Agreement between Proxim, Inc. and Siemens Aktiengesellshaft and Siemens Information and Communication Mobile LLC, dated September 27, 2000.

4.10(6)	Common Stock and Warrant Purchase Agreement, dated as of November 27, 2001, by and between Proxim, Inc. and each of the purchasers named in Exhibit A thereto.

4.11(6)
Form of Proxim, Inc. Common Stock Warrant issued to each of the purchasers (other than UBS Global Equity Arbitrage Master Ltd. and PIPES Corporate Strategies Ltd.) in connection with the Common Stock and Warrant Purchase Agreement, dated as of November 27, 2001.

4.12(6)
Form of Proxim, Inc. Common Stock Warrant issued to UBS Global Equity Arbitrage Master Ltd. and PIPES Corporate Strategies Ltd. in connection with the Common Stock Warrant and Purchase Agreement, dated as of November 27, 2001.

4.13(6)
Form of Irrevocable Proxy executed by each of UBS Global Equity Arbitrage Master Ltd. and PIPES Corporate Strategies Ltd. in connection with the Common Stock and Warrant Purchase Agreement, dated as of November 27, 2001.

5.1	Opinion of Simpson Thacher & Bartlett as to the legality of certain shares to be issued.

10.1	Proxim Corporation 2001 Stock Bonus Plan for Non-Officer Employees.

10.2	WirelessHome Corporation 1998 Stock Option Plan.

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Exhibit Number	Description

23.1	Consent of PricewaterhouseCoopers, LLP.

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 333-85058), filed with the Securities and Exchange Commission on March 27, 2002.
(2)
Incorporated by reference to the like named exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-35200), as amended, filed with the Securities and Exchange Commission on July 20, 2000.

(3)
Incorporated by reference to the like named exhibit to the Registrant’s Registration Statement on Form S-4 (File No. 333-82014), as amended, filed with the Securities and Exchange Commission on February 25, 2002.

(4)	Incorporated by reference to Proxim’s report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 1999.
(5)	Incorporated by reference to Proxim’s report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2000.
(6)	Incorporated by reference to Proxim’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 28, 2001.

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